Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Adamas One Corp.

Scottsdale, Arizona

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement No. 333-265344 of our report dated April 13, 2022, relating to the balance sheets of Adamas One Corp. (the “Company”) as of September 30, 2021 and 2020, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the two years then ended, which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Certified Public Accountants

Phoenix, Arizona

November 9, 2022